Modivcare Reports Fourth Quarter and Full Year 2023
Financial Results; Issues 2024 Guidance

Denver, CO – February 22, 2024 – Modivcare Inc. (the “Company” or “Modivcare”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions focused on improving patient outcomes, today reported financial results for the three months and full year ended December 31, 2023.

Fourth Quarter 2023 Summary:
•Service revenue of $702.8 million, a 7.5% increase as compared to $653.9 million in the fourth quarter of 2022
•Net loss of $5.3 million, or $0.37 per diluted common share
•Adjusted EBITDA(1) of $50.5 million, adjusted net income(1) of $18.4 million and adjusted EPS(1) of $1.29 per diluted common share
•Net cash used in operating activities during the quarter of $25.6 million and negative free cash flow(2) of $36.8 million, primarily related to a delayed payment from a single client
•Contract receivables increased by $14.7 million to $144.0 million and contract payables decreased by $16.1 million to $117.5 million, resulting in net contract receivables of $26.5 million as of December 31, 2023
•$216.2 million of NEMT TCV(3) won during the fourth quarter of 2023, including sizable managed Medicaid contracts contributing to total new wins that will outpace contract attrition in 2024
•$113.8 million drawn on our $325.0 million revolving credit facility
•As a subsequent event, in early 2024 we amended the leverage covenant to provide additional cushion for credit facility availability, ensuring sufficient liquidity

Full Year 2023 Summary:
•Service revenue of $2,751.2 million, a 9.9% increase as compared to $2,504.4 million in 2022
•Net loss of $204.5 million, or $14.43 per diluted common share
•Adjusted EBITDA(1) of $204.4 million, adjusted net income(1) of $79.9 million and adjusted EPS(1) of $5.60 per diluted common share
•Net cash used in operating activities in 2023 of $83.0 million and negative free cash flow(2) of $125.3 million
•Contract receivables increased by $72.8 million to $144.0 million and contract payables decreased by $76.8 million to $117.5 million
•In 2023, won $463.5 million of NEMT TCV(3) or $141.8 million ACV(3), as well as $10.6 million in ACV(3) for remote patient monitoring

(1) Non-GAAP financial measure reconciliations and other related information about non-GAAP financial measures provided below
(2) Free cash flow, a non-GAAP financial measure, is calculated by us as cash flow from operations less our capital expenditures during the period that is included in our purchase of property and equipment line in our Statements of Cash Flows provided below.

(3) Total Contract Value, or TCV, describes a measure of the expected revenue impact of a contract over the life of the contract. Annual Contract Value, or ACV, describes the revenue impact over one full year during the life of a contract. ACV expected for a contract in effect for less than a full year during the life of a contract would be prorated for the portion the year during which it is in effect.

“We delivered solid financial results for 2023 with revenue and adjusted EBITDA meeting our guidance. Our NEMT revenue grew 9% during the fourth quarter driven by a 13% increase in trips, while our personal care and remote patient monitoring segments continued to grow nicely," stated L. Heath Sampson, President and CEO. “Our transformation has led to substantial operational improvement, while cultivating a results-oriented yet compassionate culture and sharpening our strategic focus. This uniquely positions us to make a meaningful impact on our clients and their members by addressing the social determinants of health. Despite these advancements, we expect that financial results will lag such foundational changes. We have encountered some near-term financial headwinds, due to sooner than anticipated, large COVID-related working capital needs and margin pressure in our NEMT segment. Looking ahead, we anticipate the implementation of approximately $150 million in annual contract value starting in the second quarter, along with $30 million in cost savings driven by initiatives, including digitization, will help mitigate the effects of Medicaid redetermination and the normalizing healthcare utilization environment, especially in the second half of the year. These efforts will yield even greater annual run-rate benefits in 2025. Additionally, our success in centralizing and standardizing processes, coupled with the rollout of core platforms and new capabilities in our personal care and remote patient monitoring segments in 2023, is now accelerating growth. This large-scale progress positions us well to enhance long-term shareholder value, which is a direct result of the hard work of our team, and I am humbled by their unwavering dedication."

2024 Guidance

Our 2024 guidance is as follows (in millions):

	First Quarter 2024	Fiscal Year 2024
Revenue	$650 - $700	$2,700 - $2,900
Adjusted EBITDA	$28 - $33	$190 - $210

Guidance excludes the effects of any future merger or acquisition activity and is based on the current operating environment.

Fourth Quarter 2023 Results

For the fourth quarter of 2023, the Company reported revenue of $702.8 million, an increase of 7.5% from $653.9 million in the fourth quarter of 2022. The revenue growth was driven by a 12.7% increase in total paid trips in our NEMT segment, partially offset by a 5.5% decrease in average monthly members. The decrease in membership is related to Medicaid redetermination impacts which are trending in line with our expectations. Revenue also increased due to 3.4% growth in hours in our PCS segment.

Operating income was $15.7 million, or 2.2% of revenue, in the fourth quarter of 2023, compared to $6.6 million, or 1.0% of revenue, in the fourth quarter of 2022. Net loss was $5.3 million, or $0.37 per common share in the fourth quarter of 2023, compared to $6.9 million, or $0.49 per common share, in the fourth quarter of 2022. Operating income was higher in the fourth quarter of 2023 when compared to 2022, due to 16.2% lower general and administrative costs related to fewer one-time costs for restructuring and integration activities.

Adjusted EBITDA was $50.5 million, or 7.2% of revenue, in the fourth quarter of 2023, compared to $59.7 million, or 9.1% of revenue, in the fourth quarter of 2022. Our adjusted EBITDA was lower in 2023 than in the comparable period due to 7.6% lower gross profit at our NEMT segment, primarily as a result of higher service expense costs. Accordingly, adjusted net income in the fourth quarter of 2023 was $18.4 million or $1.29 per diluted common share, compared to $29.8 million, or $2.11 per diluted common share, in the fourth quarter of 2022.

Net cash used in operating activities during the quarter was $25.6 million as compared to $56.0 million of net cash used in operating activities during the fourth quarter of 2022. Changes in operating assets and liabilities during the quarter include a settlement in contract payables of $16.1 million and an increase in contract receivables of $14.7 million. Additionally, as of year-end 2023, approximately $35.9 million was due from a single client, the collection of which would have resulted in positive operating cashflow for the quarter. Net cash used in investing activities during the quarter was $11.1 million, primarily due to investments in technology and purchases of monitoring devices. Net cash provided by financing activities during the quarter was $31.0 million, which resulted in a quarter ended balance on our revolving credit facility of $113.8 million.

Full Year 2023 Results

For the full year 2023, the Company reported revenue of $2,751.2 million, an increase of 9.9% from $2,504.4 million in 2022. The revenue growth was driven by a 12.2% increase in total paid trips in our NEMT segment, partially offset by a 1.6% decrease in average monthly members. Revenue also increased due to 3.4% growth in hours in our PCS segment.

Loss from operations was $139.9 million, or 5.1% of revenue, for 2023, compared to income from operations of $57.1 million, or 2.3% of revenue, for 2022. Net loss in 2023 was $204.5 million, or $14.43 per common share, compared to a net loss of $31.8 million, or $2.26 per common share, in 2022. Both our net loss and our loss from operations in 2023 are primarily related to the previously disclosed $183.1 million non-cash goodwill impairment in the second quarter of 2023.

Adjusted EBITDA for 2023 was $204.4 million or 7.4% of revenue, compared to $221.9 million, or 8.9% of revenue, in 2022. Our Adjusted EBITDA was lower in 2023 primarily due to 5.4% lower gross margin as a result of service expense increases associated with Mobility utilization. Accordingly, adjusted net income for 2023 was $79.9 million or $5.60 per diluted common share, compared to $103.4 million, or $7.32 per diluted common share, for 2022.

Net cash used in operating activities during the year was $83.0 million as compared to $10.4 million of net cash used in operating activities during 2022. Changes in operating assets and liabilities during the current year include a settlement in contract payables of $76.8 million and an increase in contract receivables of $72.8 million. Net cash used in investing activities during the year was $42.3 million, primarily related to investments in technology and purchases of monitoring devices. Net cash provided by financing activities during the year was $113.1 million, which resulted in a year ended balance on our revolving credit facility of $113.8 million.

Fourth Quarter and Full Year 2023 Earnings Conference Call

Modivcare will hold a conference call to discuss its financial results on Friday, February 23, 2024 at 8:30 a.m. ET. To access the call, please dial:

US toll-free: 1 (877) 407-8037
International: 1 (201) 689-8037

You may also access the conference call via webcast at investors.modivcare.com, where the call will also be archived.

About Modivcare

Modivcare Inc. ("Modivcare" or the "Company") is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their members. Our value-based solutions address the social determinants of health (SDoH) by connecting members to essential care services. By doing so, Modivcare helps health plans manage risks, reduce costs, and improve overall health outcomes. Modivcare is a provider of non-emergency medical transportation (NEMT), personal care services (PCS), and remote patient monitoring (RPM) solutions. To learn more about Modivcare, please visit www.modivcare.com.

Non-GAAP Financial Measures and Adjustments

In addition to the financial measures presented herein that have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), presentations for the Company and/or its segments (as applicable) of the following financial measures that have not been prepared in accordance with GAAP may be included herein: (1) EBITDA, Adjusted EBITDA, Adjusted G&A expense, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted EPS, all of which are considered by management to be performance measures; and (2) free cash flow, which is considered by management to be a liquidity measure. EBITDA is defined as net income (loss) before: (1) interest expense, net, (2) provision (benefit) for income taxes, and (3) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before (as applicable): (1) restructuring and related costs, (2) transaction and integration costs, (3) settlement related costs, (4) stock-based compensation, (5) impairment of goodwill, (6) equity in net (income) loss of investee, net of tax, and (7) COVID-19 related costs, net of grant income. Adjusted EBITDA margin is calculated as Adjusted EBITDA, divided by service revenue, net. Adjusted Net Income is calculated as net income (loss) before (as applicable): (1) restructuring and related costs, (2) transaction and integration costs, (3) settlement related costs, (4) stock-based compensation, (5) impairment of goodwill, (6) equity in net (income) loss of investee, net of tax (7) intangible asset amortization expense, (8) COVID-19 related costs, net of grant income, and (9) the income tax impact of such adjustments. Adjusted EPS is calculated as Adjusted Net Income divided by the diluted weighted-average number of common shares outstanding as calculated for Adjusted Net Income. Adjusted G&A expense is calculated as G&A expense before (as applicable): (1) restructuring and related costs, (2) transaction and integration costs, (3) settlement related costs and (4) stock-based compensation. Free cash flow is calculated as cash flow from operations less our applicable capital expenditures included in our purchase of property and equipment line in our Statements of Cash Flows. Reconciliations of the non-GAAP financial measures used herein to their most directly comparable GAAP financial measures that are not included in the discussion above are included below. We do not provide guidance for net income (loss) in this presentation on a basis consistent with GAAP or a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict items contained in the GAAP financial measures without unreasonable efforts. Our non-GAAP performance measures exclude expenses and amounts that are not driven by our core operating results and may be one time in nature. Excluding these expenses makes comparisons with prior periods as well as to other companies in our industry more meaningful. We believe such measures allow investors to gain a better understanding of the factors and trends affecting the ongoing operations of our business. We consider our core operations to be the ongoing activities to provide services from which we earn revenue, including direct operating costs and indirect costs to support these activities. As a result, our net income or loss in equity investee is excluded from these measures, as we do not have the ability to manage the venture, allocate resources within the venture, or directly control its operations or performance. Our free cash flow presentation (as applicable) reflects an additional way of viewing our liquidity that, when viewed together with our GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. Our use of the term free cash flow is not intended to imply, and no inference should be made, however, that any reported amounts are free to be used without restriction for discretionary expenditures, as our use of these funds may be restricted by the terms of our outstanding indebtedness, including our credit facility, and otherwise earmarked for other non-discretionary expenditures.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial measures differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies, and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the most directly comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. The updated guidance discussed herein constitutes forward-looking statements. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about our business and our industry, and are not guarantees of our future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond our ability to control or predict, which may cause actual results to be materially different from those expressed or implied herein, including but not limited to: government or private insurance program funding reductions or limitations; implementation of alternative payment models or the transition of Medicaid and Medicare beneficiaries to Managed Care Organizations; our inability to control reimbursement rates received for our services; cost containment initiatives undertaken by private third-party payors and an inability to maintain or reduce our cost of services below rates set forth by our payors; the effects of a public health emergency; inadequacies in, or security breaches of, our information technology systems; changes in the funding, financial viability or our relationships with our payors; pandemics and other infectious diseases; delays in collection, or non-collection, of our accounts receivable; any impairment of our goodwill and long-lived assets; any failure to maintain or to develop reliable, efficient and secure information technology systems; any inability to attract and retain qualified employees; any disruptions from acquisition or acquisition integration efforts; estimated income taxes being different from income taxes that we ultimately pay; weakening of general economic conditions, including the impact of inflationary pressures, rising interest rates, labor shortages, higher labor costs and supply chain challenges; our contracts not surviving until the end of their stated terms, or not being renewed or extended; our failure to compete effectively in the marketplace; our not being awarded contracts through the government’s requests for proposals process, or our awarded contracts not being profitable; any failure to satisfy our contractual obligations or to maintain existing pledged performance and payment bonds; any failure to estimate accurately the cost of performing our contracts; any misclassification of the drivers we engage as independent contractors rather than as employees; significant interruptions in our communication and data services; not successfully executing on our strategies in the face of our competition; any inability to maintain relationships with existing patient referral sources; certificates of need laws or other regulatory and licensure obligations that may adversely affect our personal care integration efforts and expansion into new markets; any failure to obtain the consent of the New York Department of Health to manage the day to day operations of our licensed in-home personal care services agency business; changes in the case-mix of our personal care patients, or changes in payor mix or payment methodologies; our loss of existing favorable managed care contracts; our experiencing labor shortages in qualified employees and management; labor disputes or disruptions, in particular in New York; becoming subject to malpractice or other similar claims; our operating in the competitive remote patient monitoring industry, and failing to develop and enhance related technology applications; any failure to innovate and provide services that are useful to customers and to achieve and maintain market acceptance; our lack of sole decision-making authority with respect to our minority investment in Matrix and any failure by Matrix to achieve positive financial position and results of operations; any legal challenges to the relationships or arrangements between our virtual clinical care management services and the unaffiliated physician-owned professional corporation through which such services are provided; any failure to comply with applicable data interoperability and information blocking rules; the lapse of temporary telehealth flexibilities currently permitted under the Consolidated Appropriations Act of 2023; the cost of our compliance with laws; changes to the regulatory landscape applicable to our businesses; changes in budgetary priorities of the government entities or private insurance programs that fund our services; regulations relating to privacy and security of patient and service user information; actions for false claims or recoupment of funds; civil penalties or loss of business for failing to comply with bribery, corruption and other regulations governing business with public organizations; increasing scrutiny and changing expectations with respect to environmental, social and governance matters; changes to, or violations of, licensing regulations; our contracts being subject to audit and modification by the payors with whom we contract; a loss of Medicaid coverage by a significant number of Medicaid beneficiaries following the expiration of the COVID-19 public health emergency under the Families First Coronavirus Response Act (2020); our existing debt agreements containing restrictions, financial covenants and cross-default provisions that limit our flexibility in operating our business; our substantial indebtedness and lease obligations and ability to generate or distribute sufficient cash to service our indebtedness; the expiration of our existing credit agreement or any loss of available financing alternatives; our ability to incur substantial additional indebtedness or to issue additional equity; the results of the remediation of our identified material weaknesses in internal control over financial reporting; and any stock price volatility.

The Company has provided additional information about the risks facing our business in our annual report on Form 10-K and subsequent periodic and current reports most recently filed with the Securities and Exchange Commission that could impact future performance. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made and are expressly qualified in their entirety by the cautionary statements set forth herein and in our filings with the Securities and Exchange Commission, which you should read in their entirety before making an investment decision with respect to our securities. We undertake no obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Relations Contact
Kevin Ellich,
Head of Investor Relations
Kevin.Ellich@modivcare.com

--financial tables to follow--

Modivcare Inc.

Modivcare Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022

Service revenue, net	$702,832	$653,921	$2,751,170	$2,504,393
Grant income	388	2,764	5,037	7,351

Operating expenses:
Service expense	585,483	533,966	2,304,218	2,032,074
General and administrative expense	75,469	90,063	304,564	322,171
Depreciation and amortization	26,592	26,039	104,271	100,415
Impairment of goodwill	—	—	183,100	—
Total operating expenses	687,544	650,068	2,896,153	2,454,660

Operating income (loss)	15,676	6,617	(139,946)	57,084

Other expenses:
Interest expense, net	18,351	15,532	69,120	61,961
Loss before income taxes and equity method investment	(2,675)	(8,915)	(209,066)	(4,877)
Income tax benefit (provision)	(43)	3,912	4,319	3,035
Equity in net income (loss) of investee, net of tax	(2,534)	(1,944)	287	(29,964)
Net loss	$(5,252)	$(6,947)	$(204,460)	$(31,806)

Loss per common share:
Basic	$(0.37)	$(0.49)	$(14.43)	$(2.26)
Diluted	$(0.37)	$(0.49)	$(14.43)	$(2.26)

Weighted-average number of common shares outstanding:
Basic	14,187,071	14,123,013	14,173,957	14,061,839
Diluted	14,187,071	14,123,013	14,173,957	14,061,839

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Modivcare Inc.

Modivcare Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$2,217	$14,451
Accounts receivable, net	222,537	223,210
Contract receivables	143,960	71,131
Other current assets(1)	36,209	37,362
Total current assets	404,923	346,154
Property and equipment, net	85,629	69,138
Goodwill	785,554	968,654
Intangible assets, net	360,935	439,409
Equity investment	41,531	41,303
Operating lease right-of-use assets	39,776	39,405
Other long-term assets	48,927	40,209
Total assets	$1,767,275	$1,944,272

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$55,241	$54,959
Accrued contract payables	117,488	194,287
Accrued expenses and other current liabilities	127,901	135,860
Accrued transportation costs	97,245	96,851
Current portion of operating lease liabilities	8,727	9,640
Short-term borrowings	113,800	—
Total current liabilities	520,402	491,597
Long-term debt, net of deferred financing costs	983,757	979,361
Operating lease liabilities, less current portion	33,784	32,088
Other long-term liabilities(2)	73,137	86,670
Total liabilities	1,611,080	1,589,716

Stockholders' equity	156,195	354,556
Total liabilities and stockholders' equity	$1,767,275	$1,944,272

(1)     Includes other receivables, prepaid expenses and other current assets and short-term restricted cash.
(2)     Includes deferred tax liabilities.

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Modivcare Inc.

Modivcare Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
Operating activities
Net loss	$(5,252)	$(6,947)	$(204,460)	$(31,806)
Depreciation and amortization	26,592	26,039	104,271	100,415
Stock-based compensation	2,427	1,720	6,456	6,872
Equity in net (income) loss of investee, before tax	3,517	2,033	(398)	40,916
Deferred income taxes	(2,417)	(5,431)	(17,652)	(36,663)
Impairment of goodwill	—	—	183,100	—
Reduction of right-of-use assets	2,469	2,960	12,344	11,640
Other non-cash items(1)	(4,959)	(8,292)	(3,473)	(12,862)
Changes in operating assets and liabilities:
Contract receivables	(14,685)	(11,071)	(72,828)	(46,651)
Contract payables	(16,088)	(49,513)	(76,798)	(87,299)
Other working capital items(2)	(17,248)	(7,466)	(13,533)	44,996
Net cash used in operating activities	(25,644)	(55,968)	(82,971)	(10,442)

Investing activities
Purchase of property and equipment	(11,145)	(7,486)	(42,288)	(33,004)
Acquisitions, net of cash acquired	—	63	—	(78,809)
Net cash used in investing activities	(11,145)	(7,423)	(42,288)	(111,813)

Financing activities
Net proceeds from short-term borrowings	30,800	—	113,800	—
Payment of debt issuance costs	—	—	(376)	(2,415)
Proceeds from common stock issued pursuant to stock option exercise	—	5,552	31	6,789
Restricted stock surrendered for employee tax payment	(38)	(143)	(899)	(792)
Other financing activities	195	226	510	226
Net cash provided by financing activities	30,957	5,635	113,066	3,808

Net change in cash and cash equivalents	(5,832)	(57,756)	(12,193)	(118,447)
Cash, cash equivalents and restricted cash at beginning of period	8,614	72,731	14,975	133,422
Cash, cash equivalents and restricted cash at end of period	$2,782	$14,975	$2,782	$14,975
(1) Includes amortization of deferred financing costs and debt discount and other assets.
(2) Includes accounts receivable and other receivables, prepaid expenses and other current assets, accounts payable and accrued expenses, accrued transportation costs and other long-term liabilities.

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Modivcare Inc.

Modivcare Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands)

	Three months ended December 31, 2023
	NEMT	PCS	RPM	Corporate and Other	Total

Service revenue, net	$499,058	$181,180	$20,239	$2,355	$702,832
Grant income	—	388	—	—	388

Operating expenses:
Service expense	432,186	144,283	6,896	2,118	585,483
General and administrative expense	27,710	23,287	6,190	18,282	75,469
Depreciation and amortization	7,090	12,812	6,449	241	26,592
Total operating expenses	466,986	180,382	19,535	20,641	687,544

Operating income (loss)	32,072	1,186	704	(18,286)	15,676

Interest expense, net	—	—	—	18,351	18,351
Income (loss) before income taxes and equity method investment	32,072	1,186	704	(36,637)	(2,675)
Income tax benefit (provision)	(8,588)	49	(694)	9,190	(43)
Equity in net income (loss) of investee, net of tax	73	—	—	(2,607)	(2,534)
Net Income (loss)	23,557	1,235	10	(30,054)	(5,252)

Interest expense, net	—	—	—	18,351	18,351
Income tax (benefit) provision	8,588	(49)	694	(9,190)	43
Depreciation and amortization	7,090	12,812	6,449	241	26,592
EBITDA	39,235	13,998	7,153	(20,652)	39,734

Restructuring and related costs(1)	658	—	—	2,575	3,233
Transaction and integration costs(2)	(101)	1,807	16	74	1,796
Settlement related costs	—	—	—	1,194	1,194
Stock-based compensation	—	—	—	2,016	2,016
Equity in net (income) loss of investee, net of tax	(73)	—	—	2,607	2,534

Adjusted EBITDA	$39,719	$15,805	$7,169	$(12,186)	$50,507

(1) Includes professional fees for strategic initiatives, organizational consolidation costs, severance and other professional fees.
(2) Consists of fees incurred for SOX implementation and business integration efforts.

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Modivcare Inc.

Modivcare Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands)

	Three months ended December 31, 2022
	NEMT	PCS	RPM	Corporate and Other	Total

Service revenue, net	$458,993	$176,013	$18,915	$—	$653,921
Grant income	—	2,764	—	—	2,764

Operating expenses:
Service expense	386,646	140,642	6,678	—	533,966
General and administrative expense	44,199	22,829	5,636	17,399	90,063
Depreciation and amortization	7,133	13,049	5,653	204	26,039
Total operating expenses	437,978	176,520	17,967	17,603	650,068

Operating income (loss)	21,015	2,257	948	(17,603)	6,617

Interest expense, net	—	—	—	15,532	15,532
Income (loss) before income taxes and equity method investment	21,015	2,257	948	(33,135)	(8,915)
Income tax benefit (provision)	(3,739)	92	(276)	7,835	3,912
Equity in net loss of investee, net of tax	(72)	—	—	(1,872)	(1,944)
Net Income (loss)	17,204	2,349	672	(27,172)	(6,947)

Interest expense, net	—	—	—	15,532	15,532
Income tax provision (benefit)	3,739	(92)	276	(7,835)	(3,912)
Depreciation and amortization	7,133	13,049	5,653	204	26,039
EBITDA	28,076	15,306	6,601	(19,271)	30,712

Restructuring and related costs(1)	13,869	(6)	—	—	13,863
Transaction and integration costs(2)	4,219	1,216	174	2,050	7,659
Settlement related costs	—	—	—	3,564	3,564
Stock-based compensation(3)	—	—	—	1,842	1,842
COVID-19 related costs, net of grant income	24	43	—	—	67
Equity in net loss of investee, net of tax	72	—	—	1,872	1,944

Adjusted EBITDA	$46,260	$16,559	$6,775	$(9,943)	$59,651

(1) Includes professional fees for strategic initiatives, organizational consolidation costs, severance and other professional fees.
(2) Consists of fees incurred for SOX implementation and business integration efforts.
(3) Includes cash settled equity balances.

--more--

Modivcare Inc.

Modivcare Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands)

	Year ended December 31, 2023
	NEMT	PCS	RPM	Corporate and Other	Total

Service revenue, net	$1,951,447	$715,615	$77,941	$6,167	$2,751,170
Grant income	—	5,037	—	—	5,037

Operating expenses:
Service expense	1,709,790	561,919	27,025	5,484	2,304,218
General and administrative expense	115,355	86,767	22,971	79,471	304,564
Depreciation and amortization	27,409	51,402	24,536	924	104,271
Impairment of goodwill	—	137,331	45,769	—	183,100
Total operating expenses	1,852,554	837,419	120,301	85,879	2,896,153

Operating income (loss)	98,893	(116,767)	(42,360)	(79,712)	(139,946)

Interest expense, net	—	—	—	69,120	69,120
Income (loss) before income taxes and equity method investment	98,893	(116,767)	(42,360)	(148,832)	(209,066)
Income tax benefit (provision)	(26,602)	(5,403)	(1,459)	37,783	4,319
Equity in net income (loss) of investee, net of tax	1,057	—	—	(770)	287
Net Income (loss)	73,348	(122,170)	(43,819)	(111,819)	(204,460)

Interest expense, net	—	—	—	69,120	69,120
Provision (benefit) for income taxes	26,602	5,403	1,459	(37,783)	(4,319)
Depreciation and amortization	27,409	51,402	24,536	924	104,271
EBITDA	127,359	(65,365)	(17,824)	(79,558)	(35,388)

Restructuring and related costs(1)	12,523	—	—	24,181	36,704
Transaction and integration costs(2)	—	2,688	86	1,908	4,682
Settlement related costs	250	—	—	9,877	10,127
Stock-based compensation	—	—	—	5,501	5,501
Impairment of goodwill	—	137,331	45,769	—	183,100
Equity in net (income) loss of investee, net of tax	(1,057)	—	—	770	(287)

Adjusted EBITDA	$139,075	$74,654	$28,031	$(37,321)	$204,439

(1) Includes professional fees for strategic initiatives, organizational consolidation costs, severance and other professional fees.
(2) Consists of fees incurred for SOX implementation and business integration efforts.

--more--

Modivcare Inc.

Modivcare Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands)

	Year ended December 31, 2022
	NEMT	PCS	RPM	Corporate and Other	Total

Service revenue, net	$1,768,442	$667,674	$68,277	$—	$2,504,393
Grant income	—	7,351	—	—	7,351

Operating expenses:
Service expense	1,487,447	520,065	24,562	—	2,032,074
General and administrative expense	146,935	91,365	23,156	60,715	322,171
Depreciation and amortization	28,709	51,025	19,854	827	100,415
Total operating expenses	1,663,091	662,455	67,572	61,542	2,454,660

Operating income (loss)	105,351	12,570	705	(61,542)	57,084

Interest expense, net	—	—	—	61,961	61,961
Income (loss) before income taxes and equity method investment	105,351	12,570	705	(123,503)	(4,877)
Income tax benefit (provision)	(26,855)	(2,810)	(208)	32,908	3,035
Equity in net income (loss) of investee, net of tax	71	—	—	(30,035)	(29,964)
Net Income (loss)	78,567	9,760	497	(120,630)	(31,806)

Interest expense, net	—	—	—	61,961	61,961
Income tax provision (benefit)	26,855	2,810	208	(32,908)	(3,035)
Depreciation and amortization	28,709	51,025	19,854	827	100,415
EBITDA	134,131	63,595	20,559	(90,750)	127,535

Restructuring and related costs(1)	25,228	757	63	950	26,998
Transaction and integration costs(2)	4,225	7,550	2,927	9,269	23,971
Settlement related costs	5,500	—	—	4,064	9,564
Stock-based compensation(3)	—	190	86	5,792	6,068
COVID-19 related costs, net of grant income	129	(2,327)	—	—	(2,198)
Equity in net (income) loss of investee, net of tax	(71)	—	—	30,035	29,964

Adjusted EBITDA	$169,142	$69,765	$23,635	$(40,640)	$221,902

(1) Includes professional fees for strategic initiatives, organizational consolidation costs, severance and other professional fees.
(2) Consists of fees incurred for SOX implementation and business integration efforts.
(3) Includes cash settled equity balances.

--more--

Modivcare Inc.

Modivcare Inc.
Unaudited Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Net Income per Common Share:
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net loss	$(5,252)	$(6,947)	$(204,460)	$(31,806)

Restructuring and related costs(1)	3,233	13,863	36,704	26,998
Transaction and integration costs(2)	1,796	7,659	4,682	23,971
Settlement related costs	1,194	3,564	10,127	9,564
Stock-based compensation(3)	2,016	1,842	5,501	6,068
Impairment of goodwill	—	—	183,100	—
Equity in net (income) loss of investee, net of tax	2,534	1,944	(287)	29,964
Intangible amortization expense	19,775	20,381	79,232	80,359
COVID-19 related costs, net of grant income(4)	—	67	—	(2,198)
Income tax impact of adjustments	(6,848)	(12,555)	(34,681)	(39,518)

Adjusted net income	$18,448	$29,818	$79,918	$103,402

Adjusted EPS	$1.29	$2.11	$5.60	$7.32

Diluted weighted-average number of common shares outstanding	14,326,957	14,149,333	14,272,709	14,126,912

(1) Includes professional fees for strategic initiatives, organizational consolidation costs, severance and other professional fees.
(2) Consists of fees incurred related to SOX implementation and business integration efforts.
(3) Includes cash settled equity balances.
(4) COVID-19 related costs were added back as one-time items through 2022. As the Public Health Emergency ended in 2023 and the effects of COVID-19 have become normal course of business, COVID-19 related items are no longer added back in 2023.

--more--

Modivcare Inc.

Modivcare Inc.
Unaudited Key Statistical and Financial Data
(in thousands, except for statistical data)

	Three months ended			Year ended			Three months ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change	September 30, 2023	QoQ % Change

NEMT Segment

Service revenue, net	$499,058	$458,993	8.7%	$1,951,447	$1,768,442	10.3%	$485,951	2.7%
Purchased services expense	371,590	331,708	12.0%	1,456,796	1,267,006	15.0%	363,594	2.2%
Payroll and other expense	60,596	54,938	10.3%	252,994	220,441	14.8%	64,427	(5.9)%
Service expense	$432,186	$386,646	11.8%	$1,709,790	$1,487,447	14.9%	$428,021	1.0%

Gross profit	$66,872	$72,347	(7.6)%	$241,657	$280,995	(14.0)%	$57,930	15.4%
Gross margin	13.4%	15.8%		12.4%	15.9%		11.9%

G&A expense	$27,710	$44,199	(37.3)%	$115,355	$146,935	(21.5)%	$25,433	9.0%
G&A expense adjustments:
Restructuring and related costs	658	13,869	(95.3)%	12,523	25,228	(50.4)%	2,711	(75.7)%
Transaction and integration costs	(101)	4,219	(102.4)%	—	4,225	N/M	101	N/M
Settlement related costs	—	—	N/M	250	5,500	(95.5)%	(25)	N/M
Adjusted G&A expense	$27,153	$26,111	4.0%	$102,582	$111,982	(8.4)%	$22,646	19.9%
Adjusted G&A expense % of revenue	5.4%	5.7%		5.3%	6.3%		4.7%

Net income	$23,557	$17,204	36.9%	$73,348	$78,567	(6.6)%	$18,831	25.1%
Net income margin	4.7%	3.7%		3.8%	4.4%		3.9%

Adjusted EBITDA	$39,719	$46,260	(14.1)%	$139,075	$169,142	(17.8)%	$35,284	12.6%
Adjusted EBITDA margin	8.0%	10.1%		7.1%	9.6%		7.3%

Total paid trips (thousands)	8,798	7,807	12.7%	34,559	30,795	12.2%	8,824	(0.3)%
Average monthly members (thousands)	32,914	34,819	(5.5)%	33,648	34,203	(1.6)%	33,660	(2.2)%

Revenue per member per month	$5.05	$4.39	15.0%	$4.83	$4.31	12.1%	$4.81	5.0%
Revenue per trip	$56.72	$58.79	(3.5)%	$56.47	$57.43	(1.7)%	$55.07	3.0%
Utilization	8.9%	7.5%		8.6%	7.5%		8.7%

Purchased services per trip	$42.24	$42.49	(0.6)%	$42.15	$41.14	2.5%	$41.21	2.5%
Payroll and other per trip	6.89	7.04	(2.1)%	7.32	7.16	2.2%	7.30	(5.6)%
Total service expense per trip	$49.13	$49.53	(0.8)%	$49.47	$48.30	2.4%	$48.51	1.3%

N/M - Not Meaningful. Certain figures in the tables above do not provide meaningful percentage comparison and, thus, the percentage has been removed.
--more--

Modivcare Inc.

Modivcare Inc.
Unaudited Key Statistical and Financial Data
(in thousands, except for statistical data)

	Three months ended			Year ended			Three months ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change	September 30, 2023	QoQ % Change

PCS Segment

Service revenue, net	$181,180	$176,013	2.9%	$715,615	$667,674	7.2%	$179,979	0.7%
Service expense	144,283	140,642	2.6%	561,919	520,065	8.0%	143,078	0.8%
Gross profit	$36,897	$35,371	4.3%	$153,696	$147,609	4.1%	$36,901	—%
Gross Margin	20.4%	20.1%		21.5%	22.1%		20.5%

G&A expense	$23,287	$22,829	2.0%	$86,767	$91,365	(5.0)%	$20,252	15.0%
G&A expense adjustments
Restructuring and related costs	—	(6)	N/M	—	757	N/M	—	N/M
Transaction and integration costs	1,807	1,216	48.6%	2,688	7,550	(64.4)%	431	319.3%
Stock-based compensation	—	—	N/M	—	190	N/M	—	N/M
Adjusted G&A expense	$21,480	$21,619	(0.6)%	$84,079	$82,868	1.5%	$19,821	8.4%
Adjusted G&A expense % of revenue	11.9%	12.3%		11.7%	12.4%		11.0%

Net income	$1,235	$2,349	(47.4)%	$(122,170)	$9,760	N/M	$3,142	(60.7)%
Net income margin	0.7%	1.3%		(17.1)%	1.5%		1.7%

Adjusted EBITDA	$15,805	$16,559	(4.6)%	$74,654	$69,765	7.0%	$17,631	(10.4)%
Adjusted EBITDA margin	8.7%	9.4%		10.4%	10.4%		9.8%

Total hours (thousands)	7,074	6,842	3.4%	27,826	26,918	3.4%	6,995	1.1%
Revenue per hour	$25.61	$25.73	(0.5)%	$25.72	$24.80	3.7%	$25.73	(0.5)%
Service expense per hour	$20.40	$20.56	(0.8)%	$20.19	$19.32	4.5%	$20.45	(0.2)%

N/M - Not Meaningful. Certain figures in the tables above do not provide meaningful percentage comparison and, thus, the percentage has been removed.

--more--

Modivcare Inc.

Modivcare Inc.
Unaudited Key Statistical and Financial Data
(in thousands, except for statistical data)

	Three months ended			Year ended			Three months ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change	September 30, 2023	QoQ % Change

RPM Segment

Service revenue, net	$20,239	$18,915	7.0%	$77,941	$68,277	14.2%	$19,779	2.3%
Service expense	6,896	6,678	3.3%	27,025	24,562	10.0%	6,934	(0.5)%
Gross profit	$13,343	$12,237	9.0%	$50,916	$43,715	16.5%	$12,845	3.9%
Gross Margin	65.9%	64.7%		65.3%	64.0%		64.9%

G&A expense	$6,190	$5,636	9.8%	$22,971	$23,156	(0.8)%	$5,685	8.9%
G&A expense adjustments
Restructuring and related costs	—	—	N/M	—	63	N/M	—	N/M
Transaction and integration costs	16	174	(90.8)%	86	2,927	(97.1)%	22	(27.3)%
Stock-based compensation	—	—	N/M	—	86	N/M	—	N/M
Adjusted G&A expense	$6,174	$5,462	13.0%	$22,885	$20,080	14.0%	$5,663	9.0%
Adjusted G&A expense % of revenue	30.5%	28.9%		29.4%	29.4%		28.6%

Net income	$10	$672	(98.5)%	$(43,819)	$497	N/M	$707	(98.6)%
Net income margin	—%	3.6%		(56.2)%	0.7%		3.6%

Adjusted EBITDA	$7,169	$6,775	5.8%	$28,031	$23,635	18.6%	$7,182	(0.2)%
Adjusted EBITDA margin	35.4%	35.8%		36.0%	34.6%		36.3%

Average monthly members (thousands)	253	236	7.2%	244	210	16.2%	247	2.4%
Revenue per member per month	$26.67	$26.72	(0.2)%	$26.62	$27.09	(1.7)%	$26.69	(0.1)%
Service expense per member per month	$9.09	$9.43	(3.6)%	$9.23	$9.75	(5.3)%	$9.36	(2.9)%

N/M - Not Meaningful. Certain figures in the tables above do not provide meaningful percentage comparison, thus, the percentage has been removed.

--more--

Modivcare Inc.

Modivcare Inc.
Unaudited Key Statistical and Financial Data
(in thousands)

	Three months ended			Year ended			Three months ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change	September 30, 2023	QoQ % Change

Corporate and Other Segment

G&A expense	$18,282	$17,399	5.1%	$79,471	$60,715	30.9%	$18,772	(2.6)%
G&A expense adjustments
Restructuring and related costs	2,575	—	N/M	24,181	950	N/M	6,205	(58.5)%
Transaction and integration costs	74	2,050	(96.4)%	1,908	9,269	(79.4)%	605	(87.8)%
Settlement related costs	1,194	3,564	(66.5)%	9,877	4,064	143.0%	1,474	(19.0)%
Stock-based compensation(1)	2,016	1,842	9.4%	5,501	5,792	(5.0)%	1,690	19.3%
Adjusted G&A expense	$12,423	$9,943	24.9%	$38,004	$40,640	(6.5)%	$8,798	41.2%
Adjusted G&A expense % of consolidated revenue	1.8%	1.5%		1.4%	1.6%		1.3%

	Three months ended			Year ended			Three months ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change	September 30, 2023	QoQ % Change

Consolidated Modivcare Inc.

G&A expense	$75,469	$90,063	(16.2)%	$304,564	$322,171	(5.5)%	$70,142	7.6%
G&A expense adjustments
Restructuring and related costs	3,233	13,863	(76.7)%	36,704	26,998	36.0%	8,916	(63.7)%
Transaction and integration costs	1,796	7,659	(76.6)%	4,682	23,971	(80.5)%	1,159	55.0%
Settlement related costs	1,194	3,564	(66.5)%	10,127	9,564	5.9%	1,449	(17.6)%
Stock-based compensation(1)	2,016	1,842	9.4%	5,501	6,068	(9.3)%	1,690	19.3%
Adjusted G&A expense	$67,230	$63,135	6.5%	$247,550	$255,570	(3.1)%	$56,928	18.1%
Adjusted G&A expense % of revenue	9.6%	9.7%		9.0%	10.2%		8.3%

(1) Includes cash settled equity balances.

N/M - Not Meaningful. Certain figures in the tables above do not provide meaningful percentage comparison and, thus, the percentage has been removed.

--end--